EXHIBIT 99.1

Monarch Casino & Resort Reports Record First Quarter Net Revenue of $58.7 Million, Net Income of $7.0 Million and Adjusted EBITDA of $13.7 Million

RENO, Nev., April 24, 2019 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the quarter ended March 31, 2019, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended March 31,
	2019	2018	Increase
Net revenues	$58,740	$56,268	4.4%
Adjusted EBITDA (1)	13,675	12,815	6.7%
Net income	$7,015	$6,741	4.1%

Basic EPS	$0.39	$0.38	2.6%
Diluted EPS	$0.38	$0.36	5.6%

(1)  Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our first quarter 2019 financial results represent the start of what promises to be a very exciting year for Monarch as we balance our focus on current operations in Reno and Black Hawk with the opening of our expanded and transformed Monarch Casino Resort Spa Black Hawk. First quarter net revenue and adjusted EBITDA growth of 4.4% and 6.7%, respectively, reflect improved top- and bottom-line financial performance in Reno and continued revenue growth in Black Hawk.

“First quarter revenue and EBITDA at Atlantis Casino Resort were up over the prior year despite inclement weather, particularly in February, which negatively impacted drive-in visitation to Reno. These results demonstrate our team’s ability to both grow our business and further improve the profitability of our resort’s operations. In particular, Atlantis’ exceptional food and beverage offerings and best-in-class hotel and spa are the key differentiators which continue to attract new business from local and out of town customers alike.

“Revenue at Monarch Casino Black Hawk grew in the first quarter despite heavier-than-normal snowfall and ongoing construction disruption. Profitability at the property was impacted by approximately $400 thousand in pre-opening expenses related to our hotel tower and casino expansion project.

“Our general contractor has informed us that it is working diligently to complete the expanded casino and hotel tower as well as the new restaurants and retail areas by the end of the third quarter of 2019. We expect the general contractor to provide us with the final phasing and opening dates for the expanded facilities in the second quarter of 2019. In addition, we expect to complete the upgraded amenities in the existing casino in the fourth quarter of 2019, leading to a first full year of expanded operations in 2020.

“The anticipation of our transformation of Monarch Casino Black Hawk is plainly evident to all Black Hawk visitors. We are building a first-class team which is preparing for the grand opening later this year. We believe our relentless focus on improving our operations along with Monarch’s industry-best balance sheet will continue to deliver attractive long-term shareholder returns.”

Summary of 2019 First Quarter Operating Results
For the 2019 first quarter, consolidated net revenues of $58.7 million increased 4.4% from $56.3 million in the prior year, driven by growth at both Atlantis Casino Resort and Monarch Casino Black Hawk. Casino revenues declined 3.2% while food and beverage, and hotel revenues grew 4.5% and 33.7%, respectively, over the prior year. The increase in hotel revenue is primarily due to an increase in ADR, mainly attributable to the Safari group in January. The decline in casino revenue is a result of an increase in promotional allowances (primarily hotel), recognized at the stand alone selling price and recorded as casino contra revenue.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2019 were $16.5 million compared to $15.2 million in the prior year period, driven primarily by higher labor expense and expenses relating to the implementation of new operational technologies. As a percentage of net revenue, SG&A expenses were 28.0% in the 2019 first quarter compared to 27.0% in the prior year same quarter. Casino operating expense as a percentage of casino revenue increased to 37.3% in the first quarter of 2019 compared to 35.7% in the first quarter of 2018 due to an increase in promotional allowances. Food and beverage operating expense as a percentage of food and beverage revenue increased to 79.1% during the first quarter of 2019 from 77.3% a year ago due to increased labor expense and an increase in cost of goods sold. Hotel operating expense as a percentage of hotel revenue decreased to 36.8% in the first quarter of 2019 compared to 55.0% in the same period in the prior year, primarily as a result of higher average daily rate combined with a decrease in small equipment expense.

The Company generated consolidated adjusted EBITDA of $13.7 million in the first quarter of 2019, an increase of $0.9 million, or 6.7%, over the same period a year ago.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk.

$ in millions	Budget Cost	Total Spent Through March 31, 2019	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$26	$8 - $10	Exterior 2Q19 Interior 4Q19
Total Existing Facility	$110 - $112	$102	$8 - $10

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$172	$92 - $97	3Q19
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$233	$92 - $97
Total Cost	$430 - $442	$335	$100 - $107

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015 and additional work to tie the two buildings together, that will be performed in the fourth quarter of 2019, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).

Monarch Casino Resort’s general contractor has informed the Company that it is working diligently to complete the newly expanded casino, hotel tower, restaurants and retail areas by the end of the third quarter of 2019.  In addition, the Company expects to complete the upgraded amenities in the existing casino in the fourth quarter of 2019. Monarch Casino Resorts anticipates receiving the final phasing and opening dates for the expanded facilities from the general contractor in the second quarter of 2019.

Credit Facility and Liquidity
Capital expenditures of $36.1 million in the first quarter of 2019 include construction costs related to the Monarch Casino Black Hawk expansion as well as ongoing capital maintenance spending at both properties. Capital expenditures were funded from the Company’s operating cash flows as well as $16.0 million of borrowings against Monarch’s Amended Credit Facility during the quarter. The amount of borrowings outstanding on Monarch’s $250.0 million Amended Credit Facility as of March 31, 2019 was $110.5 million.

All interest in the first quarter of 2019 was capitalized, compared to $80 thousand of interest expense, net of amounts capitalized, in the first quarter of 2018.

Monarch continues to believe that its operating cash flow and the $138.9 million available under its Amended Credit Facility will be sufficient to fund all remaining costs related to both the completion of the Monarch Casino Black Hawk expansion and the Company’s planned ongoing capital expenditures for the Atlantis in Reno.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects, future operations and anticipated financial results with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (ii) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; and (iii) our expectations regarding our future position in the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  we have not yet entered into a guaranteed maximum price (“GMP”) construction contract with our Monarch Casino Black Hawk general contractor and negotiation of the GMP may involve disagreements between the parties, including potential disagreements over costs of and responsibility for delays and other construction related matters;
  components of our Monarch Casino Black Hawk construction project will be outside the scope of any GMP contract;
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  our ability to effectively manage expenses to optimize its margins and operating results;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and future financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)

	Three months ended March 31,
	2019	2018
Revenues
Casino	$28,976	$29,945
Food and beverage	17,692	16,938
Hotel	8,505	6,363
Other	3,567	3,022
Net revenues	58,740	56,268

Operating expenses
Casino	10,820	10,696
Food and beverage	13,998	13,094
Hotel	3,130	3,499
Other	1,580	1,545
Selling, general and administrative	16,452	15,185
Depreciation and amortization	3,603	3,692
Pre-opening expenses	436	-
Total operating expenses	50,019	47,711

Income from operations	8,721	8,557

Other expenses
Interest expense, net of amounts capitalized	-	(80)
Total other expense	-	(80)

Income before income taxes	8,721	8,477
Provision for income taxes	(1,706)	(1,736)
Net income	$7,015	$6,741

Earnings per share of common stock
Net income
Basic	$0.39	$0.38
Diluted	$0.38	$0.36

Weighted average number of common shares and potential common shares outstanding
Basic	17,937	17,770
Diluted	18,619	18,710

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except shares)

	March 31,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$23,817	$30,462
Receivables, net	5,388	6,740
Income taxes receivable	-	279
Inventories	3,617	3,692
Prepaid expenses	4,691	5,508
Total current assets	37,513	46,681
Property and equipment
Land	30,034	30,034
Land improvements	7,645	7,645
Buildings	193,235	193,235
Buildings improvements	25,995	25,995
Furniture and equipment	145,245	139,772
Construction in progress	213,263	180,518
Right of use assets	16,175	-
Leasehold improvements	3,782	3,782
	635,374	580,981
Less accumulated depreciation and amortization	(209,969)	(206,657)
Net property and equipment	425,405	374,324
Other assets
Goodwill	25,111	25,111
Intangible assets, net	2,412	2,704
Deferred income taxes	4,027	4,027
Other assets, net	2,146	2,280
Total other assets	33,696	34,122
Total assets	$496,614	$455,127
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	9,522	11,182
Construction accounts payable	19,236	17,152
Accrued expenses	29,574	31,111
Income taxes payable	1,427	-
Short-term lease liability	796	-
Total current liabilities	60,555	59,445
Long-term lease liability	15,382	-
Long-term debt	110,520	94,500
Total liabilities	186,457	153,945
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	$191	$191
19,096,300 shares issued; 17,976,691 outstanding at March 31, 2019;
17,919,021 outstanding at December 31, 2018
Additional paid-in capital	31,267	30,111
Treasury stock, 1,119,609 shares at March 31, 2019; 1,177,279 shares	(15,072)	(15,876)
at December 31, 2018
Retained earnings	293,771	286,756
Total stockholders' equity	310,157	301,182
Total liabilities and stockholders' equity	$496,614	$455,127

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended March 31,
	2019	2018
Adjusted EBITDA	$13,675	$12,815
Expenses:
Stock based compensation	(915)	(566)
Depreciation and amortization	(3,603)	(3,692)
Interest expense, net of amount capitalized	-	(80)
Provision for income taxes	(1,706)	(1,736)
Pre-opening expenses	(436)	-
Net income	$7,015	$6,741

(1)  Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, pre-opening expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.